Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO

April 13, 2007	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.
REPORTS 2006 OPERATING RESULTS

Hilo, Hawaii - - ML Macadamia Orchards, L.P. (NYSE: NUT) announced today that for the full year ended December 21, 2006 it recorded net income of $804,000 or $0.11 per Class A unit on total revenues of $17.1 million. The earnings are a $33,000 improvement over the prior year and result from a higher nut price, lower depreciation and interest costs and no loss on the extinguishment of the management agreement offset by higher legal and administrative costs related to the pending acquisition of MacFarms and SOX 404 compliance and an additional change to true up our severance and vacation liability. In 2005, the Partnership recorded a net income of $771,000 or $0.10 per Class A unit on revenues of $17.4 million. Net cash flow was $2.3 million or $0.31 per Class A Unit in 2006 compared to net cash flow of $2.5 million or $0.33 per Class A Unit in 2005. Cash distributions of $0.20 per unit were paid to shareholders in both 2006 and 2005.

The Partnership was paid at an average price of $0.609 per pound (WIS at 25% moisture) for macadamia nut production in 2006, compared to an average price of $0.555 received in 2005.

In general, macadamia nut prices hit peak levels in late 2004 and have softened considerably over the past 24 months. Independent Hawaii growers are receiving between 45 and 55 cents per pound and kernel prices are generally slightly below $3.75 per pound.

Macadamia nut production for 2006 was 21.2 million pounds (wet-in-shell at a 25% moisture), or 0.5 million pounds lower than 2005. The decrease results from a slightly smaller crop in the Ka’u region.

For the fourth quarter 2006 the Partnership recorded net income of $846,000 on revenues of $8.8 million compared to a net income of $654,000 on revenues of $9.1 million for the fourth quarter of 2005.  Revenue and net earnings increased for the fourth quarter 2006 compared to the same period in 2005, mainly due to the timing of the harvest, lower farming costs and a higher effective nut price in 2006.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 4,190 acres of orchards on the island of Hawaii.

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ML MACADAMIA ORCHARDS, L.P.

Consolidated Income Statements

Unaudited

(in thousands, except per unit data)

	Three months		Full year
	ended December 31,		ended December 31,
	2006	2005	2006	2005
Macadamia nut sales	$7,632	$7,220	$13,256	$12,684
Contract farming revenue	1,142	1,864	3,816	4,694
Total revenues	8,774	9,084	17,072	17,378
Cost of goods and services sold	7,200	7,635	14,345	14,476
Gross income (loss)	1,574	1,449	2,727	2,902
General and administrative expenses	647	640	1,842	1,595
Extinguishment of management agreement	—	—	—	326
Operating income (loss)	927	809	885	981
Interest expense	(38)	(82)	(204)	(237)
Interest income	4	1	17	5
Other income	12	4	206	151
Income (loss) before tax	905	732	904	900
Income tax expense	(59)	(78)	(100)	(129)
Net income (loss)	$846	$654	$804	$771

Net cash flow
(as defined in the Partnership Agreement)	$1,836	$1,827	$2,323	$2,501

Net income (loss) per Class A Unit	$0.11	$0.09	$0.11	$0.10

Net cash flow per Class A Unit	$0.24	$0.24	$0.31	$0.33

Cash distributions per Class A Unit	$0.05	$0.05	$0.20	$0.20

Class A Units outstanding	7,500	7,500	7,500	7,500